Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of January 31, 2020, is by and among Xperi Corporation, a Delaware corporation (“Xperi”), TiVo Corporation, a Delaware corporation (“TiVo”), XRAY-TWOLF HoldCo Corporation (“HoldCo”), XRAY Merger Sub Corporation., a Delaware corporation and wholly owned subsidiary of HoldCo (“XRAY Merger Sub”), and TWOLF Merger Sub Corporation, a Delaware corporation and wholly owned subsidiary of HoldCo (“TWOLF Merger Sub” and, together with XRAY Merger Sub, the “Merger Subs”).

WHEREAS, Xperi, TiVo, HoldCo and the Merger Subs entered into that certain Agreement and Plan of Merger, dated as of December 18, 2019 (the “Merger Agreement”);

WHEREAS, Xperi, TiVo, HoldCo and the Merger Subs now intend to amend certain provisions of the Merger Agreement as set forth herein; and

WHEREAS, the boards of directors (or a duly authorized committee thereof) of each of Xperi, TiVo, HoldCo, XRAY Merger Sub and TWOLF Merger Sub have approved the execution and delivery of this Amendment on behalf of the applicable party hereto.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Xperi, TiVo, HoldCo and the Merger Subs hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used herein that are not otherwise defined have the meanings set forth in the Merger Agreement.

SECTION 2. Amendments to Merger Agreement. The Merger Agreement is hereby amended as follows:

2.1  Section 3.2(a)(iv) of the Merger Agreement shall be amended and restated in its entirety to read as follows:

XRAY ESPPs. Following the Agreement Date, the XRAY Board (or, if applicable, any committee thereof administering each XRAY ESPP) shall adopt such resolutions or take such other necessary actions such that (i) with respect to any Offering Period(s) (as such term is defined in the applicable XRAY ESPP) under any XRAY ESPP, the Offering Period(s) under such XRAY ESPP shall terminate and an Exercise Date or Purchase Date (as such applicable term is defined in the applicable XRAY ESPP) shall occur under such XRAY ESPP upon the earlier to occur of (x) the day that is four (4) trading days prior to the Effective Time or (y) the date on which such Offering Period(s) would otherwise end; (ii) no individual participating in any XRAY ESPP shall be permitted to, except to the extent required by applicable Law, make separate non-payroll contributions to any XRAY ESPP on or following the Agreement Date; and (iii) subject to the consummation of the Merger, each XRAY ESPP shall terminate, effective immediately prior to the Effective Time.

2.1  Section 3.2(b)(iv) of the Merger Agreement shall be amended and restated in its entirety to read as follows:

TWOLF ESPPs. Following the Agreement Date, the TWOLF Board (or, if applicable, any committee thereof administering each TWOLF ESPP) shall adopt such resolutions or take such other necessary actions such that (i) with respect to any Offering Period(s) (as such term is defined in the applicable TWOLF ESPP) under a TWOLF ESPP, the Offering Period(s) under such TWOLF ESPP shall terminate and a Purchase Date (as such term is defined in the applicable TWOLF ESPP) shall occur under such TWOLF ESPP upon the earlier to occur of (x) the day that is four (4) trading days prior to the Effective Time or (y) the date on which such Offering Period(s) would otherwise end; (ii) no individual participating in a TWOLF ESPP shall be permitted to, except to the extent required by applicable Law, make separate non-payroll contributions to a TWOLF ESPP on or following the Agreement Date; and (iii) subject to the consummation of the Merger, each TWOLF ESPP shall terminate, effective immediately prior to the Effective Time.

SECTION 3. Effect on Merger Agreement. Other than as specifically set forth herein, all other terms and provisions of the Merger Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect.

SECTION 4. Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby and by the Merger

Agreement is not affected in any manner materially adverse to any party or such party waives its rights under this Section 4 with respect thereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby and by the Merger Agreement are fulfilled to the extent possible.

SECTION 5. Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

SECTION 6. Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

SECTION 7. Successors and Assigns. This Amendment shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns as provided in the Merger Agreement. Neither this Amendment nor any of the rights, interests or obligations under this Amendment shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of the preceding sentence shall be void.

SECTION 8. Governing Law; Jurisdiction.

8.1 This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws thereof.

8.2 All actions and proceedings (whether at law, in contract, in tort or otherwise) arising out of or relating to this Amendment, the negotiation, validity or performance of this Amendment shall be heard and determined in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

XPERI CORPORATION

By:	/s/ John Allen
Name:	John Allen
Title:	Sr. VP, Corporate Controller

TIVO CORPORATION

By:	/s/ Pamela Sergeeff
Name:	Pamela Sergeeff
Title:	EVP and General Counsel

XRAY-TWOLF HOLDCO CORPORATION

By:	/s/ Paul Davis
Name:	Paul Davis
Title:	Director

By:	/s/ Pamela Sergeeff
Name:	Pamela Sergeeff
Title:	Director

XRAY MERGER SUB CORPORATION

By:	/s/ Paul Davis
Name:	Paul Davis
Title:	Director

By:	/s/ Pamela Sergeeff
Name:	Pamela Sergeeff
Title:	Director

TWOLF MERGER SUB CORPORATION

By:	/s/ Paul Davis
Name:	Paul Davis
Title:	Director

By:	/s/ Pamela Sergeeff
Name:	Pamela Sergeeff
Title:	Director